Rule 17j-1 under the IC Act requires each investment adviser of a registered investment company (RIA) to adopt a written Code of Ethics reasonably designed to prevent Access Persons from engaging in unlawful actions. To comply with Rule 17j-1, Mitchell Sinkler & Starr (MS&S) has adopted this policy (the “17j-1 Code”). Access persons must comply with the provisions of MS&S’s Code of Ethics and Personal Trading Policy as listed below, together with the 17j-1 Code (the “Code”).

MS&S is held to the fiduciary standard of care. The intent of the Code of Ethics (Code) and Policy on Personal Investing (Policy) is to preclude conflicts of interest between employee transactions and client accounts and to ensure that the interests of clients come first.

A. APPLICABILITY

The Code and Policy apply to all full- and part-time employees of MS&S, all spouses of employees, and any accounts in which any of these persons have control or a direct or indirect interest. In addition to the policies set forth in this document, MS&S has adopted the Code of Ethics and Standards of Professional Conduct of the CFA Institute, attached as Appendix A.

B. PERSONAL ACCOUNT TRADING PROCEDURES

Prior to applicable persons placing any transactions, all employees with trading authority will be polled verbally or via email.

After an employee places a personal trade, an email must be sent to the Chief Compliance Officer (CCO) and a designated Officer of the company with five business days of the trade. The details of the trade must be saved in one email, Word, or PDF file, and must include the following:

•	The Personal Securities Transaction Form,
•	Written affirmation that all employees with trading authority were polled for potential conflicts
•	A scan, PDF or screen shot of the trade details from the employee’s custodian, and
•	A scan, PDF or screen shot of the Axys firm-wide trade report corresponding to the trade date.

If there is a conflict with a client trade, additional details should be provided, such as the time of day of the client and employee trades or a note that client approval was received after the employee traded for their personal account. A trade conflict does not mean that the employee has violated the Policy; it could simply mean that the client responded to a recommendation made in the past, and the portfolio manager did not receive client approval until after the trade was completed.

The CCO and the designated Officer review each personal trade ticket as it is submitted. Additionally, the CCO conducts a second review of all employee trades placed during the prior month.

At any time, the CCO or the designated Officer may request any month-end statement from the employee if he/she feels it is necessary to verify the information already provided in the steps above.

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A quarterly statement will be required for any new investment account established by an employee during the quarter.

The Quarterly Compliance Report will be filled in by all employees and sent to the CCO at the end of each calendar quarter. The report covers brokerage accounts, securities transactions, gifts and entertainment, outside business activity, and political contributions over the prior quarter.

C. CHIEF COMPLIANCE OFFICER

The Chief Compliance Officer (CCO) is responsible for:

•	Overseeing the timeliness of reporting of transactions by applicable persons required under all relevant Firm policies,
•	Reviewing all transactions by applicable persons to ensure compliance with this and other Firm policies, and
•	Making determinations about the application of Firm rules and the granting of prior approval for transactions in instances where ambiguity exists.

In the event the CCO is unavailable, the designated Officer is responsible for the steps listed above. If the CCO is the applicable person placing personal trades, the designated Officer is responsible for reviewing the CCO’s trades and ensuring they are in compliance with all Firm policies and procedures.

D. INITIAL PUBLIC OFFERINGS

Applicable persons will not be permitted to purchase IPO’s or ICO’s (initial coin offerings) at the subscription/offering price. Although the CCO, in consultation with the designated Officer, has the authority to override this prohibition, exceptions will rarely, if ever, be made.

E. PRIVATE PLACEMENTS

Prior approval by the CCO and the designated Officer will be required before an applicable person makes any investment in, or acquisition of, a private placement.

F. GIFTS

Applicable persons are prohibited from receiving any gift (or anything of worth, including services or entertainment) of more than de minimis value from any person or entity that does business with or on behalf of the Firm.

G. POLITICAL CONTRIBUTIONS

In connection with administering controls related to Adviser Act Rule 206(4)-5 (the “Pay-to-Play Rule”), employees of MS&S will be required to disclose certain political contributions, and may be required to sign periodic certifications that such employees have not made any political contributions in violation of the Pay-to-Play Rule. In addition, new employees may be required to disclose all political contributions for the two years prior to the date of their employment.

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

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•	The purpose of influencing any election for Federal, State or Local office,
•	The payment of debt incurred in connection with any such election, or
•	Transition or inaugural expenses incurred by the successful candidate for State or Local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any Federal, State or Local candidate campaign, political party committee, or other political committee or organization exempt from Federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by employees on their own personal time are not treated as contributions.

Although all contributions by employees must be pre-approved, contributions to any State or Local candidate or official which are less than the statutory de minimis amounts will be approved if:

•	The employee is entitled to vote for the candidate and the contribution does not exceed $350 per election, or

•	The employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

H. CLIENT RECOMMENDATION DISCLOSURE SHEET

Written recommendations to clients will include a statement that employees or members of their families may have an interest in securities which are the subject of recommendations by the Firm and that these securities may be held, sold or purchased notwithstanding the recommendations being made. This statement does not except or supersede anything stated in the Code and Policy.

I. EXCLUSIONS

The following types of securities are not subject to the restrictions, prohibitions and limitations on employees and applicable person trading stated herein:

•	U.S. Treasury Securities, and
•	Open-End Mutual funds.

J. PERMISSIBLE OPTIONS AND FUTURE TRANSACTIONS

•	Options – Subject to pre-clearance on the underlying equities/securities, exchange- traded options transactions, including the buying and selling of both call options and put options, are permitted.
•	Futures – The following trades are permitted without pre-clearance:

oCurrency futures,

oFutures on direct obligations of national government issuers,

oPhysical commodity futures, and/or

oFutures on Indices.

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K. MATERIAL INFORMATION

Information is defined as material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial impact on the price of a company’s securities. All Mitchell Sinkler & Starr employees are forbidden from trading securities or recommending transactions based on material, non-public information. In addition, all employees are forbidden from communicating to others material, non-public information. These restrictions apply to all persons and investment accounts, whether personal, family, friends, acquaintances, staff, client, or other. To do so is to violate Federal Securities laws.

Any employee who comes into possession of material, non-public information should immediately contact the CCO and refrain from disclosing the information to anyone else, unless specifically advised to the contrary. The CCO will review the information and consult with outside counsel if necessary to determine whether the information is material and non-public.

If deemed necessary, the following measures will be taken:

•	The company will be placed on a Watch List and the flow of non-public information will be restricted to allow portfolio managers who do not come into possession of the information to continue their ordinary investment activities.
•	The company will be placed on a Restricted List in order to prohibit trading in any security of the company, except for non-solicited trades that have been specifically approved by the CCO.

Finally, the Watch and Restricted Lists are highly confidential. The Watch List is to be disseminated only to certain individuals within the Firm whom the CCO deems appropriate.

In contrast to non-public information, information is deemed public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public.

L. PROCEDURES FOR RECORD-KEEPING OF SECURITIES TRANSACTIONS

Under Reg. 275.204-2(a)(12), etc. of the Rules of the Investment Advisers Act of 1940, investment advisers (and effectively all employees of investment advisers) must maintain records of all transactions in which they have a direct, indirect or control interest.

The data required for every transaction are:

•	The name and CUSIP or Ticker of the security,
•	The quantity transacted,
•	The type of transaction – e.g., purchase, sale,
•	The trade date,
•	The execution price,
•	The principal amount, and
•	The name of the broker or transacting agent.

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These records must be maintained and preserved for a period of not less that then most recent five (5) complete calendar years. Transaction will be reported as described under Personal Account Trading Procedures, described in Section B.

All employees of MS&S are required to provide trading information for accounts in which they have a direct, indirect or control interest.

All employees are also required to provide the CCO or designated Officer with a year-end statement for all accounts for which they have a direct, indirect or control interest. This requirement includes accounts which only hold securities listed under Exclusions, listed in Section I.

M. CERTIFICATION OF COMPLIANCE

Employees will certify annually that, to the best of their knowledge, they have read, understood, and complied with the Code and Policy stated herein.

N. REPORTING OF VIOLATIONS AND SANCTIONS FOR PERSONAL TRADING VIOLATIONS

Any suspected violations to the Code and Policy must immediately be reported to the CCO or the President of the Firm. If the CCO determines that a violation of this policy has occurred, he/she may recommend that the President impose appropriate sanctions, including issuing a verbal warning, having the violator sell the security in question and disgorge all profits to a charity, censure, suspension or termination. In addition, if it is not too late, MS&S will require that the prohibited trade be broken.

Regardless of the President’s final decision, the CCO will record the details of the violation and his/her recommendation in the Compliance Log.

O. GENERAL

This foregoing is intended to reinforce the fiduciary responsibility of all employees to place the interests of clients first. This Code and Policy will be reviewed at least annually and updated as necessary.

Revised September 3, 2021

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CODE OF ETHICS AND STANDARDS OF

PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for meas- uring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•	Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
•	Place the integrity of the investment profession and the interests of clients above their own personal interests.
•	Use reasonable care and exercise independent professional judg- ment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society.
•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I.     PROFESSIONALISM

A.	Knowledge of the Law. Members and Candidates must under- stand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organiza-tion, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regula-tion. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.
B.	Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain inde- pendence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.
C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.
D.	Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional repu- tation, integrity, or competence.

II.   INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.
B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

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III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.
B.	Fair Dealing. Members and Candidates must deal fairly and objec- tively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.
C.	Suitability.
1.	When Members and Candidates are in an advisory relationship with a client, they must:
a.	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
b.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
c.	Judge the suitability of investments in the context of the client’s total portfolio.
2.	When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only invest- ment actions that are consistent with the stated objectives and constraints of the portfolio.
D.	Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.
E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:
1.	The information concerns illegal activities on the part of the client or prospective client,
2.	Disclosure is required by law, or
3.	The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS
A.	Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abili- ties, divulge confidential information, or otherwise cause harm to their employer.
B.	Additional Compensation Arrangements. Members and Candi- dates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.
C.	Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS
A.	Diligence and Reasonable Basis. Members and Candidates must:
1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2.	Have a reasonable and adequate basis, supported by appro- priate research and investigation, for any investment analysis, recommendation, or action.
B.	Communication with Clients and Prospective Clients. Members and Candidates must:
1.	Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct port- folios and must promptly disclose any changes that might materially affect those processes.
2.	Disclose to clients and prospective clients significant limita- tions and risks associated with the investment process.
3.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
4.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.
C.	Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment anal-yses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST
A.	Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or inter- fere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.
B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.
C.	Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE
A.	Conduct as Participants in CFA Institute Programs. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.
B.	Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute member- ship, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

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